Exhibit 16.1

February 9, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re: T.O.D. Taste on Demand, Inc.
File Reference No. 333-148928

We were previously the independent registered public accounting firm for T.O.D, Taste on Demand, Inc., and under the date September 21, 2009, we reported on the financial statements of T.O.D. Taste on Demand, Inc., as of June 30, 2009 and 2008, and for the years then ended, and for the period from August 31,2007 (inception) to June 30, 2009.

On February 9, 2010, the Company dismissed us as its independent registered public accounting firm. We have read T.O.D. Taste on Demand, Inc.'s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Berman & Company, P.A.

Boca Raton, Florida
February 9, 2010

551 NW 77th Street Suite 107 • Boca Raton, FL 33487
Phone (561) 864-4444 • Fax: (561) 892-3715
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